As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOUSEVALUES, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1982679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Lake Bellevue Drive, Suite 100

Bellevue, Washington 98005

(Address of Principal Executive Offices)(Zip Code)

HOUSEVALUES, INC. 1999 STOCK INCENTIVE PLAN

HOUSEVALUES, INC. 2004 EQUITY INCENTIVE PLAN

(Full title of the plans)

Ian Morris

President and Chief Executive Officer

HouseValues, Inc.

15 Lake Bellevue Drive, Suite 100

Bellevue, Washington 98005

(425) 454-0088

(Name, address and telephone number of agent for service)

Copy to:

Scott L. Gelband

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, under the:
HouseValues, Inc. 1999 Stock Incentive Plan	3,727,812	$2.44(2)	$9,095,861.30(2)	$1,070.58
HouseValues, Inc. 2004 Equity Incentive Plan	2,905,055	$15.70(3)	$45,609,364(3)	$5,368.22
Total	6,632,867			$6,438.80

(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding Registrant’s Common Stock.

(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee. The proposed maximum offering price per share of $2.44 represents the weighted average of the per share exercise prices of currently outstanding options, which range from $0.05 per share to $15.00 per share.

(3)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the amount of the registration fee. The proposed maximum offering price per share is estimated to be $15.70, based on the average of the high ($16.25) and low ($15.15) sales prices for the Common Stock, as reported on the Nasdaq National Market on December 14, 2004.

PART II

REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s prospectus filed on December 10, 2004 pursuant to Rule 424(b) under the Securities Act; and

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 18, 2004 under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 10 of the Registrant’s Amended and Restated Bylaws provides for indemnification of the Registrant’s directors and officers and, with the approval of the Board of Directors, the Registrant’s employees and agents, to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled. Article 8 of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Registrant for such purpose.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	HouseValues, Inc. 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Regisration Statement on Form S-1 filed on September 1, 2004)

99.2	HouseValues, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Regisration Statement on Form S-1 filed on September 1, 2004)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 15th day of December, 2004.

HOUSEVALUES, INC.

By:	/s/ Ian Morris
Ian Morris President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Ian Morris, John Zdanowski and Gregg I. Eskenazi, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments with the Securities and Exchange Commission or any regulatory authority.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 15th day of December, 2004.

Signature	Title

/s/ Ian Morris	President, Chief Executive Officer and Director (Principal Executive Officer)
Ian Morris

/s/ John Zdanowski	Chief Financial Officer (Principal Financial and Accounting Officer)
John Zdanowski

/s/ Mark S. Powell	Chairman of the Board of Directors
Mark S. Powell

/s/ Robert D. Blank	Director
Robert D. Blank

/s/ Jon W. Gacek	Director
Jon W. Gacek

/s/ Nicolas J. Hanauer	Director
Nicolas J. Hanauer

/s/ Frank M. Higgins	Director
Frank M. (“Pete”) Higgins

/s/ Richard A. Mendenhall	Director
Richard A. Mendenhall

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	HouseValues, Inc. 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on September 1, 2004)

99.2	HouseValues, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on September 1, 2004)

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